Exhibit 99.1

KEVIN M. DOTTS NAMED NEW EARTHLINK CFO

ATLANTA, April 22, 2004 — EarthLink, Inc. (NASDAQ: ELNK), today announced that Kevin M. Dotts, EarthLink vice president of finance and principal accounting officer, has been named the company’s new chief financial officer, replacing Lee Adrean who is leaving for a new opportunity in Atlanta.

“Coming off a tremendous 2003 and equally successful first quarter of 2004, EarthLink is well positioned for continued profitable growth and will be well served by Kevin’s extensive financial experience both for almost two years at EarthLink and previously for 15 years at General Electric,” said EarthLink President and CEO Garry Betty.  “As the new CFO, Kevin will remain focused on maintaining our high commitment to financial integrity and helping EarthLink achieve its financial objectives.”

In noting Mr. Adrean’s contributions to EarthLink, Betty said, “In his tenure as chief financial officer, Lee has played an important role in growing our business and bringing EarthLink to profitability.  Lee has successfully overseen the management of our resources and helped formulate the financial strategy necessary to compete in a rapidly changing Internet marketplace. Lee’s dedication and commitment to excellence has set the standard for Kevin as he assumes his new responsibilities.”

At General Electric, Dotts, 40, held a succession of increasingly more senior finance positions.  Starting in the Financial Management Program at GE Aerospace, Dotts also served on GE’s corporate audit staff, in its Plastics division both domestically and internationally, at NBC and most recently as the financial leader of a $1.5 billion business unit of GE Power Systems.   Since joining EarthLink, Dotts has reported directly to Lee Adrean, and he and his department have been responsible for financial and management reporting, financial planning and analysis and corporate purchasing.  A graduate of Drexel University with a BS in Finance and Systems Management, Dotts and his family reside in Atlanta.

About EarthLink
“EarthLink revolves around youSM.” As a leading national Internet service provider (ISP) headquartered in Atlanta, EarthLink has earned an award winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2003 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high speed Internet Service Providers. Serving more than five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it’s dial up, high speed, Web hosting or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net.